Exhibit 3
EXECUTION COPY

NOTE PURCHASE AGREEMENT
by and among
NAUTILUS, INC.
and
THE PURCHASERS IDENTIFIED ON
ANNEX A ATTACHED HERETO
September 3, 2010

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NOTE PURCHASE AGREEMENT
$6,096,996.21 Aggregate Principal Amount At Maturity of
Notes of the Issuers
Due December 31, 2012
THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of September 3, 2010, is by and among Nautilus, Inc., a Washington corporation (“Nautilus”), and the note purchasers that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto) attached hereto (each, a “Purchaser” and, collectively, “Purchasers”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.
RECITALS
A. Nautilus has proposed selling the Notes to Purchasers on the Closing Date in the aggregate principal amount at maturity of $6,096,996.21 ($5.0 million of gross proceeds to Nautilus) to provide for working capital, capital expenditures and other general corporate purposes of Nautilus.
B. Purchasers are willing to purchase such Notes from Nautilus upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
“Accounts” shall mean all accounts (as defined in RCW 62A.9A-102(a)(2) (or any successor statute)) of the Issuers.
“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of the Notes.
Note Purchase Agreement

(1) if the Specified Date occurs on one of the following dates (each, an “Accrual Date”), the Accreted Value will equal the amount set forth below for such Accrual Date:

Accrual Date	Accreted Value
February 28, 2011	$830.16
August 31, 2011	$855.06
February 29, 2012	$895.68
August 31, 2012	$953.90
December 31, 2012	$1,000.00
(2) if the Specified Date occurs before the first Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of the Notes and (B) an amount equal to the product of (x) the Accreted Value for the first Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Closing Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Closing Date to the first Accrual Date, using a 360-day year of twelve 30-day months;
(3) if the Specified Date occurs between two Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Accrual Date less the Accreted Value for the immediately preceding Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or
(4) if the Specified Date occurs after December 31, 2012, the Accreted Value will equal $1,000.
“Affiliate” shall mean as to any Person (a) that directly or indirectly controls, is controlled by, or is under common control with any of the Issuers; provided that, Affiliate will not include Persons that would otherwise be Affiliates solely because of common control by any of the Nautilus’ shareholders if such Persons are portfolio companies independently operated by such shareholders, (b) that directly or indirectly owns or holds 10 percent or more of any class of voting stock of any Issuer, or (c) 10 percent or more of the voting stock of which is directly or indirectly owned or held by any Issuer. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract, or otherwise.
“Agreement” shall mean this Note Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time, and the regulations issued from time to time thereunder.
“Business” shall have the business of designing, developing, sourcing and marketing cardiovascular and strength fitness products and related accessories for consumer home use, primarily in the United States and Canada.
Note Purchase Agreement

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Expenditures” shall mean, with respect to any measurement period in question, all capital expenditures of the Issuers (including, but not limited to, expenditures under Capital Leases), as determined in accordance with GAAP.
“Capital Expenditure Limitation” shall have the meaning assigned to such term in Section 7.2(l) hereof.
“Capital Lease” shall mean any lease of property (real, personal, or mixed) that in accordance with GAAP should be capitalized on the lessee’s balance sheet.
“Capital Stock” shall mean, with respect to any Person, all (a) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity or ownership interests of such Person and (b) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or other equity interests.
“Change in Control” shall mean that (a) a majority of the directors of Nautilus shall be Persons other than Persons (i) for whose election proxies shall have been solicited by the board of directors of Nautilus or for whose appointment or election is otherwise approved or ratified by the board of directors of Nautilus or (ii) who are then serving as directors appointed by the board of directors to fill vacancies on the board of directors caused by death or resignation (but not by removal) or to fill newly-created directorships or (b) any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is immediately exercisable or only after the passage of time), directly or indirectly, of Voting Stock of Nautilus (or other securities convertible into such Voting Stock) representing 35 percent or more of the combined voting power of all Voting Stock of Nautilus (provided that any Voting Stock held by Sherborne shall be excluded from calculation for the purposes of this clause (b)).
“Closing” shall mean the closing of the purchase and sale of the Notes pursuant to this Agreement.
“Closing Date” shall mean the date on which all conditions precedent set forth in Article 4 are satisfied or waived by all Purchasers.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
“Confidential Information” shall have the meaning assigned to such term in Section 9.17 hereof.
Note Purchase Agreement

“Consumer Protection Laws” shall mean any and all applicable federal, state, and local statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to consumer credit or the protection of consumers, including, but not limited to, the Consumer Credit Protection Act.
“Continuing Business Net Income” means, for any measurement period in question, the net income of Issuers arising from the Business for such period, determined in accordance with GAAP, but in any event the following items shall be excluded or deducted from such net income arising from the Business: (a) any after tax gain or loss resulting from dispositions of assets outside of the ordinary course of business, (b) earnings of any Subsidiary accrued prior to the date it became a Subsidiary, (c) any deferred credit or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary, (d) the net earnings of any entity (other than a Subsidiary) in which the Issuers have an ownership interest, except to the extent such net earnings actually shall have been received by the Issuers in the form of cash distributions, (e) any reversal of any contingency reserve, except to the extent that the Issuers received cash associated with such reversal during the period in which the reversal occurred, and (f) to the extent not included in clauses (a) through (e) above, any extraordinary or non-recurring gains or losses.
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
“Debt to Tangible Net Worth” shall mean, as of any date in question, the ratio of (a) total Indebtedness on the balance sheet of any Issuer to (b) the fair market value of all assets on the balance sheet of any Issuer except for (i) goodwill, including any amounts representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the balance sheet of any Issuer, (ii) patents, trademarks, trade names, copyrights and other intellectual property, (iii) shares of Capital Stock of any Issuer, (iv) loans and notes receivable from officers, employees, stockholders, or directors of any Issuer or any Affiliate or Subsidiary of any Issuer, (v) deferred expenses, and (vi) any other intangible asset of any Issuer that should be classified as such on the balance sheet of any Issuer in accordance with GAAP, less all liabilities on the balance sheet of any Issuer.
“Default” shall mean any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
“Dollars”, “dollars” and “$” each shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America.
“Eligible Commercial Accounts Receivable” shall have the meaning given to such term in the Senior Credit Agreement.
Note Purchase Agreement

“Eligible Consumer Finance Accounts Receivable” shall have the meaning given to such term in the Senior Credit Agreement.
“Environmental Laws” shall mean any and all applicable federal, state, and local environmental, health, or safety statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation, and removal of emissions, discharges, releases, or threatened releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such Hazardous Materials.
“ERISA” shall mean The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same from time to time may be supplemented or amended and remain in effect.
“Event of Default” shall mean any of the events of default described in Section 8.1 hereof.
“Excluded Tax” means with respect to any Purchaser (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case imposed on any Purchaser as a result of a present or former connection between such Purchaser and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Purchaser having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced or received a security interest under, the Purchase Documents); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Purchaser is located; (c) (i) taxes that are directly attributable to the failure (other than as a result of a change in any requirement of law rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) by any Purchaser to deliver the documentation required to be delivered pursuant to Section 3.6(f) and (ii) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Purchaser” under this Agreement in the capacity under which such Person makes a claim under subsection 3.6(b), except in each case to the extent such Person is a direct or indirect assignee of any other Purchaser that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under subsection 3.6(b); and (d) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.
“FATCA” means sections 1471, 1472, 1473 or 1474 of the Code and the United States Treasury Regulations or published guidance with respect thereto.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
Note Purchase Agreement

“Fiscal Year” or “fiscal year” shall mean each 12-month period ending on December 31st of each year.
“Funded Indebtedness” means, on the measurement date in question, without duplication, (a) Indebtedness for borrowed money, (b) Indebtedness in respect of Capital Leases, (c) all obligations of the Person in question in respect of letters of credit, (d) all other interest-bearing obligations of the Person in question that, in accordance with GAAP, should be included as a liability on the consolidated balance sheet of the Person in question, and (e) all Guaranties executed with respect to any of the obligations described in items (a) through (d) of this definition.
“GAAP” shall mean the generally accepted accounting principles issued by the American Institute of Certified Public Accountants in effect in the United States at the time of application to the provisions of this Agreement.
“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.
“Governmental Authority” shall mean the government of the United States, or any state or any foreign country or any political subdivision of any thereof, or any branch, department, agency, instrumentality, court, tribunal, or regulatory authority that constitutes a part of or exercises any sovereign power of any of the foregoing.
“Guaranties” means all guaranties, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), or other contingent or surety liabilities with respect to obligations of others, whether or not reflected on the balance sheet of the Person in question, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well, or otherwise), through the purchase of goods, supplies, or services, or by way of stock purchase, capital contribution, advance, or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.
“Hazardous Materials” shall mean any substance (a) the presence of which requires notification, removal, or remediation under any Environmental Law; (b) that is or becomes defined as a “hazardous waste,” “hazardous material,” or “hazardous substance” under any present or future Environmental Law, or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous and that is or becomes regulated pursuant to any Environmental Law; or (d) without limitation, that contains gasoline, diesel fuel, or other petroleum products, asbestos, or polychlorinated biphenyls.
Note Purchase Agreement

“Indebtedness” shall mean, with respect to the Person in question, (a) all obligations of such Person for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit, and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations secured by any Lien on property owned or acquired by the Person, (d) that portion of all obligations arising under leases that is required to be capitalized on the balance sheet of the Person, (e) all Guaranties executed by such Person, and (f) all other obligations that, in accordance with GAAP, should be included as a liability in the balance sheet of the Person.
“Indemnified Taxes” means any Taxes (other than Excluded Taxes) imposed on a Purchaser with respect to a payment under the Purchase Documents.
“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in clauses (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Inventory” shall mean means all inventory (as defined in RCW 62A.9A-102(a)(48), or any successor statute) of the Issuers.
“Investment” shall mean the purchase or acquisition of any share of Capital Stock, partnership interest, limited liability company interest, evidence of indebtedness, or other equity security of any other Person (including any Subsidiary or Affiliate), any loan, advance, or extension of credit (excluding Accounts arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary or Affiliate), any securities or commodities futures contracts held, any other investment in any other Person (including any Subsidiary or Affiliate), and the making of any commitment or acquisition of any option to make an Investment.
“Issuers” shall mean Nautilus initially and thereafter shall include any Subsidiary of Nautilus that becomes a co-issuer hereunder pursuant to Section 7.1(i).
“IRS” shall mean the Internal Revenue Service of the United States and any successor thereto.
“Lien” shall mean any mortgage, trust deed, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, attachment, garnishment, execution, encumbrance (including, but not limited to, easements, rights of way, and the like), lien (statutory or other), security agreement, transfer intended as security (including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, or any financing lease having substantially the same economic effect as any of the foregoing), or other voluntary or involuntary lien or charge upon (or affecting the revenues of) any real property or personal property.
“Margin Stock” shall mean “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
Note Purchase Agreement

“Material Adverse Effect” shall mean: (a) a material adverse effect on the business, assets, operations, or financial condition of any Issuer, (b) a material impairment of the ability of any Issuer to pay or perform its obligations under the Purchase Documents in accordance with the terms thereof or (c) a material impairment of Purchasers’ rights and remedies under the Purchase Documents.
“Non-U.S. Purchaser” means each Purchaser that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Notes” shall have the meaning assigned to such term in Section 2.1 hereof.
“Obligations” shall mean all obligations under the Notes, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by Nautilus or any Subsidiary of Nautilus that becomes a co-issuer pursuant to Section 7.1(i) hereunder to the Purchasers, or any other Person required to be indemnified, that arises under any Purchase Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.
“Other Taxes” shall have the meaning assigned to such term in Section 3.6 hereof.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“Permitted Liens” shall have the meaning assigned to such term in Section 7.2(a) hereof.
“Person” shall mean an individual, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.
“Purchase Documents” shall mean this Agreement, the Notes and all other agreements, instruments and documents delivered in connection herewith or therewith, as any or all of the foregoing may be supplemented or amended from time to time.
“Purchaser” shall have the meaning assigned to such term in the introductory paragraph hereto and in Section 6.2 hereof and includes any Person that becomes a Purchaser by way of assignment, transfer or otherwise. With respect to any right or action to be taken by Purchasers under this Agreement, the word “Purchasers” shall mean all Purchasers, unless such word is included within the term “Requisite Purchasers”, in which case the meaning of that term shall apply.
“Requisite Purchasers” shall mean, at any time, Purchasers owning an aggregate unpaid principal amount of greater than 50% of the aggregate Accreted Value of all the Notes outstanding at such time.
Note Purchase Agreement

“Restricted Payments” means any dividend, distribution, or other similar payment (whether in cash or property) by the Issuers, and any purchase, redemption, retirement, or other acquisition for value of any capital stock or other ownership interests of the Issuers, whether now or hereafter outstanding, or of any options, warrants, or similar rights to purchase such capital stock or other ownership interests, or any security convertible into or exchangeable for such capital stock or other ownership interests.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Senior Credit Agreement” shall mean that certain Credit Agreement, by and between Nautilus and the Senior Lender, dated March 8, 2010, as such may be amended or modified from time to time in compliance with the provisions of the Subordination Agreement, and any agreement evidencing a successive refunding or refinancing of the Indebtedness incurred thereunder, in each case subject to the terms and conditions of the Subordination Agreement.
“Senior Credit Documents” shall mean the Senior Credit Agreement and all other documents, agreements and instruments evidencing or pertaining to all or any portion of the Indebtedness incurred thereunder (including, without limitation, all “Loan Documents” as defined in the Senior Credit Agreement), including amendments, modifications, renewals and extensions thereof and all agreements or instruments evidencing successive refundings or refinancings of such Indebtedness, in each case subject to the terms and conditions of the Subordination Agreement.
“Senior Lender” shall collectively mean the lender and letter of credit issuer from time to time party to the Senior Credit Agreement or to any agreement evidencing a successive refunding or refinancing of the Indebtedness incurred thereunder, in each case subject to the terms and conditions of the Subordination Agreement.
“Sherborne” shall mean Sherborne Investors GP, LLC and its Affiliates.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, taken as a going concern, is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person, taken as a going concern, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordination Agreement” shall have the meaning assigned to such term in Section 4.1(c) hereof.
Note Purchase Agreement

“Subsidiary” shall mean any corporation, association, limited liability company, joint stock company, business trust, or other similar organization of which 50 percent or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by any Issuer; or any other such organization the management of which is directly or indirectly controlled by such Issuer through the exercise of voting power or otherwise; or any joint venture or partnership in which such Issuer has a 50 percent or greater ownership interest.
“Taxes” shall mean any present or future tax, assessment, duty, levy, impost, fee, deduction or withholding or other charge now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority on any property, revenue, income, or franchise of any Person, and any interest, additions to tax or penalty with respect to any of the foregoing.
“U.S. Purchaser” means each Purchaser that is a United States person as defined in Section 7701(a)(30) of the Code.
“United States” and “U.S.” each shall mean the United States of America.
“Voting Stock” means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of a contingency.
1.2 Accounting Principles.
(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Purchase Document or any Senior Credit Document, and the Issuers and the Senior Lender amend such ratio or requirement in the Senior Credit Documents to preserve the original intent thereof in light of such change in GAAP, the Issuers and the Purchasers agree to promptly make conforming (after giving effect to the cushions in effect as of the Closing Date) amendments to the Purchase Documents.
1.3 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this Agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by (i) all Purchasers to the extent required by Section 9.3, (ii) the applicable Purchaser with respect to any Default or Event of Default under Section 8.1 hereof consisting of a failure to pay principal or interest on any Note held by such Purchaser and (iii) the Requisite Purchasers in all other instances. References in this Agreement to any Persons shall include such Persons’ successors and permitted assigns.
Note Purchase Agreement

ARTICLE 2
ISSUE AND SALE OF NOTES
2.1 Authorization and Issuance of the Notes. Nautilus has duly authorized the issuance and sale to Purchasers (or nominee of any Purchaser) of $6,096,996.21 in aggregate principal amount at maturity of its Increasing Rate Senior Discount Notes Due December 31, 2012 (including any Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4 hereof, the “Notes”), to be substantially in the form of the Note attached hereto as Exhibit A.
2.2 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, on the Closing Date Nautilus shall sell to Purchasers, and each Purchaser shall purchase from Nautilus, in an amount equal to its respective pro rata portion of the Notes as set forth on Annex A, the Notes in the aggregate principal amount at maturity set forth in Section 2.1 hereof for $5,000,000 in the aggregate.
2.3 The Closing. Delivery of and payment for the Notes (the “Closing”) shall be made at the offices of Paul, Hastings, Janofsky & Walker LLP, New York, New York, commencing at 10:00 a.m., local time, on September 3, 2010, or at such place or on such other date as may be mutually agreeable to the Issuer and Purchasers. The date and time of the Closing as finally determined pursuant to this Section 2.3 are referred to herein as the “Closing Date.” Delivery of the Notes shall be made to Purchasers against payment of the purchase price therefor and any other amounts payable pursuant to Section 4.1(e) hereof, by wire transfer of immediately available funds in the manner agreed to by the Issuer and Purchasers. The Notes shall be issued in such name or names and in such permitted denomination or denominations as set forth in Annex A.
ARTICLE 3
REPAYMENT OF THE NOTES
3.1 Accretion Rates and Interest Payments.
(a) Interest will accrete on the outstanding Accreted Value of the Notes at a rate equal to (i) 2.5% per annum from the Closing Date through February 28, 2011; (ii) 6.0% per annum from March 1, 2011 through August 31, 2011; (iii) 9.5% per annum from September 1, 2011 through February 29, 2012; (iv) 13.0% per annum from March 1, 2012 through August 31, 2012; and (v) 14.5% per annum thereafter, as such applicable rate may be increased in accordance with Section 8.2(c). Accreted interest shall be automatically capitalized and added to the Accreted Value of the Notes on February 28, 2011, August 31, 2011, February 29, 2012 and August 31, 2012 and in each case shall thereafter accrue interest in accordance with the terms of this Agreement. Interest on the Notes will be computed on the basis of a year of 360 days, composed of 12, 30-day months, and the actual number of days elapsed.
Note Purchase Agreement

3.2 Repayment of the Notes. The Issuers covenant and agree to repay Purchasers the unpaid principal balance of the Notes in full, together with all accreted and unpaid interest, fees and other amounts due hereunder, on December 31, 2012; provided, however, that such scheduled maturity date shall be automatically extended (without the consent of, or any action required by the Issuers or the Purchasers) by a number of days that the maturity date of the Senior Credit Agreement is extended; provided, further, that such scheduled maturity date may not be extended by more than 180 days without the consent of each Purchaser.
3.3 Optional Redemption of Notes. Subject to the terms of this Section 3.3, on or after the date hereof, the Issuers may ratably prepay the Purchasers the outstanding principal amount of the Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding, at any time at a price equal to the Accreted Value of the Notes as of the Specified Date of such repayment. Unless the Issuers default in the payment of the redemption price, interest will cease to accrete on the Notes or portions thereof called for redemption on the applicable redemption date. Upon surrender of a Note that is redeemed in part, the Issuers will issue, if requested by the Purchasers, at the Issuers’ expense, a new Note equal in principal amount at maturity to the unredeemed portion of the Note surrendered.
3.4 Notice of Optional Redemption. If the Issuers shall elect to redeem any Notes pursuant to Section 3.3 hereof, the Issuers shall give notice of such prepayment to Purchasers and each holder of the Notes to be prepaid not less than ten (10) days prior to the date fixed for redemption, specifying (a) the date on which such redemption is to be made, (b) the principal amount at maturity of such Notes to be redeemed on such date, and (c) the Accreted Value of the Notes to the date set for redemption. Such notice shall be accompanied by a certificate of the president or the chief financial officer of Nautilus that such redemption is being made in compliance with Section 3.3 hereof. Each redemption under this Section 3.4 shall consist of all amounts specified in such notice.
3.5 Home Office Payment. The Issuers will pay all sums becoming due on any Note for principal and interest to Purchasers, pro rata in accordance with the respective percentages of the Notes set forth on Annex A, by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Purchasers shall have from time to time specified to the Issuers in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that promptly after payment or prepayment in full of any Note, each holder of a Note shall surrender such Note for cancellation to the Issuers at their respective principal executive offices.
3.6 Taxes.
(a) Any and all payments by the Issuers hereunder or under the Notes or other Purchase Documents that are made to or for the benefit of the Purchasers shall be made free and clear of and without deduction for any and all present or future Indemnified Taxes.
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(b) If any Indemnified Taxes shall be required by law to be deducted from or in respect of any amount payable under any Purchase Document to any Purchaser (i) such amount shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 3.6), such Purchaser receives the amount it would have received had no such deductions been made, (ii) the Issuers shall make such deductions, (iii) the Issuers shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable requirements of law and (iv) within 30 days after such payment is made, the Issuers shall deliver to the relevant Purchaser an original or certified copy of a receipt evidencing such payment.
(c) In addition, each Issuer agrees to pay any present or future stamp, documentary, excise, property, court, intangible, recording, filing or similar Tax, charges or similar levies imposed by any applicable requirement of law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery, performance, enforcement, or perfection of a security interest under, or registration of, or otherwise with respect to, the Purchase Documents or any transaction contemplated therein (collectively, but excluding Excluded Taxes, the “Other Taxes”). Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes by the Issuer, the Issuer shall furnish to the relevant Purchaser the original or a certified copy of a receipt evidencing payment thereof.
(d) The Issuers shall reimburse and indemnify, within 30 days after receipt of demand therefor, each Purchaser for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.6) paid by such Purchaser and any liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided, that the Issuers shall not be required to compensate any Purchaser pursuant to this Section 3.6(d) for penalties, interest or other additions with respect to any Tax paid more than 180 days prior to the date that such Purchaser notifies the Issuers, in writing, of the Tax, and of such Purchaser’s intention to claim compensation therefor. Payment of this indemnification shall be made within 30 days from the date the Purchasers provide the Issuers with a certificate setting forth in reasonable detail the calculation of the amount and type of such Taxes. Any such certificate submitted by the Purchasers in good faith to the Issuers shall, absent manifest error, be final, conclusive, and binding on all parties.
(e) Any Purchaser claiming any additional amounts payable pursuant to this Section 3.6 shall use its commercially reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts and would not, in the sole determination of such Purchaser, be otherwise disadvantageous to such Purchaser.
(f)
(i) Each Non-U.S. Purchaser that is entitled to an exemption from, or reduction of, United States withholding tax shall (y) on or prior to the date such Non-U.S. Purchaser becomes a “Non-U.S. Purchaser” hereunder and (z) from time to time if requested by the Issuers, provide the Issuers with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty)
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and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Purchaser claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Issuers that such Non-U.S. Purchaser is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Issuers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Purchaser to such exemption, or reduced rate, from United States withholding tax with respect to all payments to be made to such Non-U.S. Purchaser under the Purchase Documents. Unless the Issuers have received forms or other documents satisfactory to them indicating that payments under the Purchase Documents to or for a Non-U.S. Purchaser are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Issuers shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate. Notwithstanding any other provision of this paragraph, a Non-U.S. Purchaser shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Purchaser is not legally able to deliver.
(ii) Each U.S. Purchaser shall (y) on or prior to the date such U.S. Purchaser becomes a “U.S. Purchaser” hereunder and (z) from time to time if requested by the Issuer, provide the Issuer with two completed originals of Form W-9 (certifying that such U.S. Purchaser is entitled to an exemption from U.S. backup withholding tax) or any successor form. Notwithstanding any other provision of this paragraph, a U.S. Purchaser shall not be required to deliver any form pursuant to this paragraph that such U.S. Purchaser is not legally able to deliver.
(iii) In addition, if a payment made to a Purchaser with respect to the Purchase Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuers any documentation required by law or reasonably requested by the Issuers sufficient for the Issuers to comply with their obligations under FATCA and to determine that such Purchaser has complied with such applicable reporting requirements.
(g) If any Purchaser determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Issuers or with respect to which the Issuers have paid additional amounts pursuant to this Section 3.6, it shall pay to the Issuers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuers under this Section 3.6 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Purchaser, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Issuers, upon the request of such Purchaser, agrees to repay the amount paid over to the Issuers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Purchaser in the event such Purchaser is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Purchaser to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Issuers or to any other Person.
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3.7 Maximum Lawful Rate. This Agreement, the Notes and the other Purchase Documents are hereby limited by this Section 3.7. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Purchasers exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Purchasers in excess of the maximum amount permissible under such applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Purchasers shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Issuers.
3.8 Certain Waivers. The Issuers unconditionally waive (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Issuers may have or claim against any Purchaser or any prior Purchaser.
3.9 Joint and Several Liability of the Issuers. To the extent that any Subsidiary of Nautilus becomes a co-issuer hereunder pursuant to Section 7.1(i):
(a) Each Issuer is accepting joint and several liability hereunder and under the other Purchase Documents in consideration of the financial accommodations to be provided by the Purchasers under this Agreement, for the mutual benefit, directly and indirectly, of each Issuer and in consideration of the undertakings of the other Issuers to accept joint and several liability for the Obligations.
(b) Each Issuer, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Issuers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.9), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Issuer without preferences or distinction among them.
(c) If and to the extent that any Issuer shall fail to make payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Issuers will, without duplication, make such payment with respect to, or perform, such Obligation.
(d) The Obligations of each Issuer under the provisions of this Section 3.9 constitute the absolute and unconditional, full recourse Obligations of each Issuer enforceable against each Issuer to the full extent of its properties and assets.
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(e) Except as otherwise expressly provided in this Agreement, each Issuer hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default or Event of Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Purchasers under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Issuer hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Purchasers at any time or times in respect of any default by any Issuer in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Purchasers in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Issuer. Without limiting the generality of the foregoing, each Issuer assents to any other action or delay in acting or failure to act on the part of the Purchasers with respect to the failure by any Issuer to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 3.9 afford grounds for terminating, discharging or relieving any Issuer, in whole or in part, from any of its Obligations under this Section 3.9, it being the intention of each Issuer that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Issuer under this Section 3.9 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Issuer under this Section 3.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Issuer or Purchaser.
(f) Each Issuer represents and warrants to Purchasers that such Issuer is currently informed of the financial condition of the other Issuers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Issuer further represents and warrants to Purchasers that such Issuer has read and understands the terms and conditions of the Purchase Documents. Each Issuer hereby covenants that such Issuer will continue to keep informed of such Issuer’s financial condition, the financial condition of other guarantors and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g) The provisions of this Section 3.9 are made for the benefit of the Purchasers and their successors, nominees and assigns, and may be enforced by it or them from time to time against any or all Issuers as often as occasion therefor may arise and without requirement on the part of any such Purchaser, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Issuer or to exhaust any remedies available to it or them against any Issuer or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.9 shall remain in effect until all of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Purchaser upon the insolvency, bankruptcy or reorganization of any Issuer, or otherwise, the provisions of this Section 3.9 will forthwith be reinstated in effect, as though such payment had not been made.
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(h) Each Issuer hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Issuer with respect to any liability incurred by it hereunder or under any of the other Purchase Documents, any payments made by it to Purchasers with respect to any of the Obligations until such time as all of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full in cash. Any claim which any Issuer may have against any other Issuer with respect to any payments to any Purchaser hereunder or under any other Purchase Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Issuer, its debts or its assets, whether voluntary or involuntary, all such Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Issuer therefor.
ARTICLE 4
CONDITIONS
4.1 Conditions to Purchase of Notes. The obligation of Purchasers to purchase and pay for the Notes is subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions:
(a) Representations and Warranties True. The representations and warranties contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except (i) to the extent of changes caused by the transactions expressly contemplated herein and (ii) for representations and warranties that are by their terms already qualified by materiality or Material Adverse Effect, which representations and warranties described in this clause (ii) shall be true and correct in all respects.
(b) Material Adverse Effect. There will have been no Material Adverse Effect since June 30, 2010.
(c) Subordination Agreement. Purchasers, the Senior Lender and the Issuers shall have executed a subordination and intercreditor agreement (the “Subordination Agreement”) on terms reasonably satisfactory to Purchasers.
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(d) Closing Documents. The Issuers shall have delivered or caused to be delivered to Purchasers all of the following documents in form and substance reasonably satisfactory to Purchasers:
(i) one or more Notes (as designated by Purchasers pursuant to Section 2.1 and Annex A hereof) in aggregate original principal amounts at maturity as set forth herein, duly completed and executed by the Issuers;
(ii) a certificate of good standing dated not more than fourteen (14) days prior to the Closing Date for each Issuer, issued by its jurisdiction of organization;
(iii) a copy of the certificate of incorporation of each Issuer, certified by the appropriate governmental official of the jurisdiction of its organization as of a date not more than fourteen (14) days prior to the Closing Date;
(iv) a copy of the By-laws of each Issuer, certified as of the Closing Date by the secretary or assistant secretary of such Issuer;
(v) certificates of the secretary or assistant secretary of each Issuer, certifying as to the names and true signatures of the officers or other authorized person of such Issuer authorized to sign the Purchase Documents to be delivered by it hereunder;
(vi) copies of the resolutions duly adopted by the board of directors of each Issuer authorizing the execution, delivery and performance by it of the Purchase Documents to which it is a party, and the consummation of the transactions contemplated hereby evidenced thereby, respectively, certified as of the Closing Date by its secretary or assistant secretary; and
(vii) an opinion of Kirkland & Ellis LLP, counsel to the Issuers, in form and substance reasonably satisfactory to Purchasers.
(e) Purchasers’ Fees and Expenses. On the Closing Date, the Issuers shall have paid all fees and expenses (to the extent invoiced prior to the Closing Date) of Purchasers payable by the Issuers pursuant to Section 9.4 hereof.
(f) Legal Investment. On the Closing Date, Purchasers’ purchases of the Notes shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including, without limitation, Regulations T, U or X of the Federal Reserve Board) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority.
Any condition specified in this Section 4.1 may be waived by Purchasers; provided, however, that no such waiver will be effective against any Purchaser unless it is set forth in writing, executed by such Purchaser.
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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE ISSUERS
The Issuers represents and warrants to the Purchasers as follows:
5.1 Existence and Power of Issuers. Each Issuer is a corporation duly organized and existing under the laws of the state of its incorporation and is qualified to do business in each jurisdiction where the failure to be so qualified could be reasonably likely to result in a Material Adverse Effect. Each Issuer has full power, authority, and legal right to carry its businesses as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform this Agreement and the other Purchase Documents.
5.2 Authorization by Issuers. The execution, delivery, and performance by each Issuer of this Agreement, the Notes, and the other Purchase Documents, have been duly authorized by all necessary corporate action of each Issuer, does not require shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of any Issuer, does not contravene any law, regulation, rule, or order binding on any Issuer, or any of the Issuers’ organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, material contract, or other material agreement or instrument to which any Issuer is a party, or by which any Issuer (or any of its properties) may be bound or affected.
5.3 Governmental Approvals. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by each Issuer of this Agreement or any Purchase Document, or in connection with any of the transactions contemplated hereby, except those that have been obtained or made and are in full force and effect. Each Issuer has obtained all Governmental Approvals that are necessary or required in connection with the conduct of such Issuer’s business, except any Governmental Approvals the failure to obtain which could not be reasonably likely to result in a Material Adverse Effect.
5.4 Binding Obligations. This Agreement, the Notes, and the other Purchase Documents have been duly executed and delivered by each Issuer and constitute the legal, valid, and binding obligations of each Issuer. This Agreement, the Notes, and the other Purchase Documents are enforceable against each Issuer and its property in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance, or the remedy of injunctive relief, is subject to the discretion of the court before which any proceeding therefor may be brought.
5.5 Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, proceedings, investigations, or claims against or affecting any Issuer now pending before any court, arbitrator, or Governmental Authority, which individually or in the aggregate, could be reasonably likely to result in a Material Adverse Effect.
5.6 No Default. No Default or Event of Default exists or would result from the issuance of the Notes. None of the Issuers nor any of their respective Subsidiaries is in breach of or default under any agreement to which it is a party, or that is binding on it (or any of its respective assets), except to the extent any such breach or default could not be reasonably likely to result in a Material Adverse Effect.
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5.7 Margin Regulations. The Issuers are not engaged principally or as one of the Issuers’ important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Revolving Loan will be used to purchase or carry any such margin stock, or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. If requested to do so by the Purchasers, the Issuers will furnish to the Purchasers a statement conforming with the requirements of Regulation U.
5.8 Compliance With Laws. The Issuers are in compliance in all respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to the Issuers, or to the Issuers’ operations or property (including, but not limited to, Environmental Laws, Consumer Protection Laws and ERISA), except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and except to the extent any non-compliance could not be reasonably likely to result in a Material Adverse Effect.
5.9 Title to Properties. Each Issuer has good and marketable title to all of its material properties and assets. The properties and assets of each Issuer is subject to no Liens, other than Permitted Liens.
5.10 Taxes. Each Issuer has timely filed all federal and state and all other material tax returns and reports required of such Issuer and has paid all material Taxes that are due and payable (except to the extent such Taxes are being properly contested in good faith by appropriate legal proceedings). The charges and accruals on the books of each Issuer in respect of Taxes for all fiscal periods to date are accurate in all material respects. Taxes not yet due have been provided for as a reserve on the books of each Issuer to the extent required under GAAP. There are no claims or assessments against any Issuer by any Governmental Authority with respect to any Taxes, except any claims or assessments that could not be reasonably likely to result in a Material Adverse Effect.
5.11 Financial Condition.
(a) Each Issuer has delivered to Purchasers such Issuer’s report on Form 10-K for the fiscal year ended December 31, 2009 and its Form 10-Q for fiscal quarter ending June 30, 2010 as filed with the SEC, and the financial statements contained in such reports present fairly in all material respects such Issuer’s financial condition and results of operations for the periods covered thereby, and such financials have been prepared in accordance to GAAP.
(b) Since June 30, 2010, there has been no Material Adverse Effect.
5.12 Solvency. Both before and after giving effect to the issuance of the Notes, each Issuer is Solvent.
5.13 Labor Relations. There is (a) no unfair labor practice complaint pending against any Issuer or, to the best knowledge of the Issuers, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Issuer or, to the best knowledge of the Issuers, threatened, and (b) no strike, labor dispute, slowdown, or stoppage pending against any Issuer or, to the best knowledge of the Issuers, threatened against any Issuer, except, in each case, to the extent such complaint, strike, labor dispute, slowdown or stoppage could not be reasonably likely to result in a Material Adverse Effect.
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5.14 Intellectual Property; Licenses, Etc. Each Issuer owns, licenses or otherwise possesses the right to use, all material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person, except to the extent such conflict could not be reasonably likely to result in a Material Adverse Effect. To the knowledge of the Issuers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Issuer infringes upon any rights held by any other Person in any material respect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Issuers, threatened.
5.15 Brokers’ Fees. No Issuer has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby, except for such fees payable to D.A. Davidson & Co. with respect to advice and analysis performed for the Board of Directors of Nautilus in connection with the issuance of the Notes to the Purchasers.
5.16 Full Disclosure. No information contained in this Agreement, any of the other Purchase Documents, any projections, financial statements or collateral reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of the Issuers to the Purchasers pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.
5.17 Similar Offerings. Nautilus has not and none of its affiliates, as such term is defined in Rule 501(b) under the Securities Act (other than Sherborne, as to which no representation or warranty is being made), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the offered Notes to be registered under the Securities Act.
5.18 No General Solicitation. Nautilus has not and no person acting on its behalf (other than Sherborne, as to which no representation or warranty is being made) has engaged or will engage, in connection with the offering of the offered Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.
5.19 Private Offering; Consents and Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Issuers is required in connection with the offer, sale or issuance of the Notes or the consummation of any other transactions contemplated hereby, except for the compliance with applicable state securities laws, which compliance will have occurred
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within the appropriate time periods therefor. Assuming that the representations of the Purchasers set forth in Section 6.2 are true and correct, the offer, sale and issuance of the Notes in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and from the qualification requirements of each applicable state securities laws, and neither the Issuers, nor any authorized agent acting on their behalf will take any action hereafter that would cause the loss of such exemptions.
5.20 Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by Purchasers or on Purchasers’ behalf.
ARTICLE 6
TRANSFER OF NOTES
6.1 Restricted Securities. Purchasers acknowledge that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Issuers are not required to register the Notes.
6.2 Legends; Purchasers’ Representations. Each of the Purchasers hereby represents and warrants to the Issuers that (a) it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Notes for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws and (b) such Purchaser is not purchasing Notes as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any solicitation by a person not previously known to such Purchaser in connection with investments in securities generally. The Issuers may place an appropriate legend on the Notes owned by Purchasers concerning the restrictions set forth in this Article 6. Upon the assignment or transfer by Purchasers or any of its successors or assignees of all or any part of the Notes, the term “Purchaser” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Notes, or portion thereof. In connection with the issuance of the Notes to the Purchasers, each Purchaser makes the following representations and warranties to the Issuers as of the date of such issuance:
(a) Such Purchaser has such knowledge and experience in financial and business matters as to be capable of making an informed decision regarding an investment in the Notes and is capable of reviewing, understanding and making an independent judgment with respect to an investment in the Notes; and
(b) Such Purchaser acknowledges that it has been advised by the Issuers to consult such Purchaser’s own legal, financial and tax advisors concerning this investment. Such Purchaser acknowledges that it has reviewed the risks and merits of an investment in the Notes with tax, legal and investment advisors to the extent deemed advisable by such Purchaser.
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(c) Such Purchaser acknowledges that the face of each Note shall be endorsed with a legend substantially in the form set forth below:
“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”)). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. THE HOLDER OF THIS NOTE CAN OBTAIN THIS INFORMATION BY CONTACTING NAUTILUS, INC. AT 16400 S.E. NAUTILUS DRIVE, VANCOUVER, WA 98683, ATTN: ALEC ANDERSON.”
6.3 Transfer of Notes. (a) Subject to Sections 6.1 and 6.2 hereof, a holder of a Note (x) may transfer such Note or a portion thereof to any other Person, or (y) may exchange such Note for Notes of different denominations, by surrendering such Note to the Issuers duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Issuers shall simultaneously deliver to such holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Purchasers. In lieu of the foregoing procedures, but subject to Sections 6.1 and 6.2 hereof and to the provisions of Section 6.3(a)(x) above, a holder may assign a Note (in whole but not in part) to a new holder by sending written notice to the Issuers and Purchasers of such assignment specifying the new holder’s name and address; in such case, the Issuers shall promptly acknowledge such assignment in writing to both the old and new holder. The Issuers shall not be required to recognize any subsequent holder of a Note unless and until the Issuers have received reasonable assurance that all applicable transfer taxes have been paid. No assignee or transferee of a Note shall be entitled to receive any greater payment under Section 3.7 hereof than the applicable Purchaser that assigned or transferred such Note to such assignee or transferee would have been entitled to receive under such Section.
(b) Notwithstanding anything to the contrary contained in this Agreement, the Notes are registered obligations and the right, title and interest of the Purchasers in and to such Notes, as the case may be, shall be transferable only in accordance with the terms hereof. This Section 6.3 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
6.4 Replacement of Lost Notes. Upon receipt of evidence reasonably satisfactory to the Issuers of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Issuers shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to the Issuers; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Issuers with an indemnity in writing to save it harmless in respect of such replaced Note.
Note Purchase Agreement

6.5 No Other Representations Affected. Nothing contained in this Article 6 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Purchasers.
ARTICLE 7
COVENANTS
7.1 Affirmative Covenants. Each Issuer covenants and agrees that, so long as any Note or any other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
(a) Financial Statements. Each Issuer shall deliver to each Purchaser in electronic form and in detail reasonably satisfactory to the Purchasers:
(i) within forty-five (45) days of the end of each calendar quarter, the unaudited balance sheet and statements of cash flow, income, and retained earnings of such Issuer for the immediately preceding quarter (and for the period from the start of such Issuer’s then-current fiscal year through the last day of the immediately preceding quarter) on a consolidated and consolidating basis (it being agreed that the furnishing of such Issuer’s report on Form 10-Q for such fiscal quarter as filed with the SEC will satisfy such requirement);
(ii) within one hundred twenty (120) days of each fiscal year end of such Issuer, a copy of an audited statement (on a consolidated and consolidating basis) of such Issuer’s financial condition as of the end of the preceding fiscal year prepared by a certified public accounting firm reasonably acceptable to the Requisite Purchasers (it being agreed that the furnishing of such Issuer’s annual report on Form 10-K for such fiscal year as filed with the SEC will satisfy such requirement); and
(iii) Other Information. All other statements, reports, and information as the Purchasers reasonably may request concerning the Notes, or the financial condition and business affairs of the Issuers, their respective Subsidiaries, and their Affiliates.
(b) Preservation of Existence, Etc. Except as otherwise permitted in this Agreement, each Issuer shall preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its organization and shall qualify and remain qualified as a foreign organization in each jurisdiction where the failure to do so could be reasonably likely to result in a Material Adverse Effect.
(c) Keeping of Books and Records. Each Issuer shall keep adequate records and books of account in which entries complete in all material respects will be made, in accordance with GAAP, reflecting all financial transactions of Issuer.
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(d) Maintenance of Property. Each Issuer shall maintain and preserve its respective properties which are material to its business in good working order and condition, ordinary wear and tear and casualty (to the extent insured) excepted, and shall from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved.
(e) Insurance. Each Issuer shall keep in force upon all of its respective properties and operations policies of insurance carried with companies in such amounts and covering all such risks as shall be customary in the industry.
(f) Payment of Obligations; Notice of Default under Senior Credit Agreement. Each Issuer shall pay and discharge before the same shall become delinquent all material Indebtedness, Taxes, and other material obligations for which it is liable, or to which the income or property of such Issuer is subject, and all claims for labor, materials, or supplies that, if unpaid, might become by law a Lien upon assets of such Issuer, except such Indebtedness, Taxes, claims, and obligations that are being contested in good faith by appropriate proceedings; provided that a breach of the foregoing with respect to the Senior Loan Documents shall not be an Event of Default hereunder unless the Senior Lender has accelerated the obligations under the Senior Loan Documents as a result thereof. Nautilus agrees that it shall give the Purchasers prompt written notice of any “default” or “event of default” under or within the meaning of any of the Senior Loan Documents, in each case of which such Issuer has knowledge at the same time such notice is given to the Senior Lender or received by such Issuer from the Senior Lender.
(g) Compliance with Laws. Subject to the right to contest any laws, regulations, rules or orders of any Governmental Authority in good faith by appropriate legal proceedings, and provided that each Issuer establishes and maintains adequate reserves to the extent required by GAAP in relation to the matter being contested, each Issuer shall comply with all laws, regulations, rules, and orders of any Governmental Authority applicable to them, including, but not limited to, Environmental Laws, Consumer Protection Laws and ERISA, except where failure to so comply could not be reasonably likely to result in a Material Adverse Effect.
(h) Use of Proceeds. The Issuers shall use the proceeds of the Notes solely for working capital and other general corporate purposes.
(i) Further Assurances.
(i) Upon written demand by a Purchaser, the Issuers shall promptly execute and deliver all such instruments and perform all such other acts as such Purchaser may reasonably request to carry out the transactions contemplated by this Agreement or any other Purchase Document.
(ii) With respect to any Domestic Subsidiary created or acquired after the Closing Date by any Issuer, the Issuers shall promptly, and in any event on or prior to 20 days after such creation or acquisition (A) cause such Domestic Subsidiary to execute and deliver a joinder to this Agreement and the other Purchase Documents, in form and substance reasonably satisfactory to the Purchasers and (B) if reasonably requested by the Purchasers, deliver to the Purchasers legal opinions and secretary’s certificates relating to the matters described above, which opinions and certificates shall be in form and substance substantially similar to those delivered on the Closing Date.
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7.2 Negative Covenants. Each Issuer covenants and agrees that, so long as any Note or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
(a) Limitation on Liens. The Issuers shall not create, incur, assume, or suffer to exist any Lien of any kind upon or with respect to any of its property or assets, or assign or otherwise convey any right to receive income, including the sale or discount of Accounts with or without recourse, except the following (“Permitted Liens”):
(i) Liens in favor of lenders under the Senior Credit Documents;
(ii) Liens existing as of the date of this Agreement and disclosed in Schedule 7.2(a) to this Agreement;
(iii) Liens for Taxes, assessments, or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Issuer; provided, however, that the Lien shall have no effect on the value of such assets and, provided further, that a stay of enforcement of any such Lien (other than such inchoate tax Liens) shall be in effect;
(iv) Landlords’ and lessors’ Liens in respect of rent not in default, or Liens in respect of pledges or deposits under workers’ compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’, and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent;
(v) Easements, rights of way, restrictions, and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of any Issuer’s businesses;
(vi) Liens constituting a renewal, extension, or replacement of any Permitted Lien;
(vii) Purchase money Liens in connection with Indebtedness permitted under Section 7.2(c);
(viii) Deposits of cash with the owner or lessor of premises leased and operated by any Issuer in the ordinary course of business to secure the performance by any Issuer of its obligations under the terms of the lease for such premises;
(ix) Liens arising from precautionary Uniform Commercial Code filings regarding “true” operating leases or the consignment of goods to any Issuer;
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(x) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;
(xi) Normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on payment items in the course of collection;
(xii) Licenses of intellectual property owned by any Issuer and granted to any person in the ordinary course of business and any restrictions or conditions on transfer, assignment or renewal customarily imposed in a license to use intellectual property;
(xiii) Judgments and other similar Liens arising in connection with court proceedings that do not constitute a Default or Event of Default;
(xiv) Pledges and deposits of cash of less than $1,000,000 to secure obligations under appeal bonds or as otherwise required in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;
(xv) Liens in favor of an insurance company to secure Indebtedness permitted in Section 7.2(c) hereof to finance insurance premiums; and
(xvi) Liens in the nature of rights of set off in favor of contractual counterparties in the ordinary course of business.
(b) Liquidation, Merger, or Sale of Assets. No Issuer shall (i) liquidate, dissolve, or enter into any merger or consolidation in which such Issuer would not be the surviving entity, or (ii) sell, lease, or dispose of any material portion of the business or assets of such Issuer (except (A) sales of goods in the ordinary course of business; (B) sales or other dispositions of surplus or obsolete equipment in the ordinary course of business; (C) disposition of any property in connection with discontinuation of Business; (D) dispositions of Inventory that is obsolete, unmerchantable or otherwise unsalable in the ordinary course of business; (E) termination of any lease of real or personal property that is not necessary for the ordinary course of business of such Issuer, could not reasonably be expected to have a Material Adverse Effect and does not result from such Issuer’s default thereunder; (F) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of such Issuer and which could not reasonably be expected to have a Material Adverse Effect, (G) sales or dispositions of cash and cash equivalents in the ordinary course of business which are not reasonably likely to have a Material Adverse Effect; (H) abandonment of intellectual property of such Issuer that is immaterial, unnecessary or no longer used in the ordinary course of business, the abandonment of which could not reasonably be expected to have a Material Adverse Effect; (I) dispositions of Accounts not constituting Eligible Consumer Finance Accounts Receivable or Eligible Commercial Accounts Receivable in the ordinary course of business in connection with the collection or compromise thereof; and (J) dispositions of equipment that, in the aggregate during any 12-month period, has a fair market or book value (whichever is more) of $500,000 or less).
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(c) Indebtedness. No Issuer shall not create, incur, assume, guarantee, or be or remain liable with respect to any Indebtedness, other than the following:
(i) The Obligations;
(ii) Indebtedness under the Senior Credit Documents not to exceed $20,000,000 in aggregate principal amount;
(iii) Funded Indebtedness of the Issuers existing as of the date of this Agreement and secured by the Permitted Liens disclosed on Schedule 7.2(c) to this Agreement, and all renewals, extensions, refundings, and refinancings of such Indebtedness in a principal amount that does not exceed the principal amount outstanding on the Closing Date;
(iv) Indebtedness for Taxes, assessments, or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.10 of this Agreement;
(v) Liabilities incurred by such Issuer in the ordinary course of business (not as a result of borrowing);
(vi) The endorsement of checks in the ordinary course of business;
(vii) Indebtedness incurred to refinance any Indebtedness permitted by this Section 7.2(c) of this Agreement;
(viii) Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $1,000,000;
(ix) Intercompany Indebtedness existing as of the Closing Date to such Issuer’s Subsidiaries in an aggregate amount not to exceed $7,000,000 and intercompany Indebtedness to such Issuer’s Subsidiaries involved exclusively in the Business in an amount not to exceed $2,000,000 after the Closing Date;
(x) Indebtedness to an insurance company, the proceeds which are used by such Issuer to finance their insurance premiums payable on workers’ compensation insurance policies maintained by such Issuer;
(xi) Indebtedness incurred in respect of the deferred purchase price for any acquisition of intellectual property or constituting the obligation to make purchase price adjustments in connection with any such acquisition of intellectual property;
(xii) Indebtedness that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $5,000,000 in the aggregate at any time;
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(xiii) Contingent obligations (A) arising from endorsements of payment items for collection or deposit in the ordinary course of business; (B) arising from any foreign currency hedging agreements not to exceed $1,000,000 in the aggregate and not prohibited hereunder; (C) existing on the Closing Date and disclosed in writing to Purchasers, and any extension or renewal thereof that does not increase the amount of such contingent obligation when extended or renewed; (D) arising from customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.2(b) hereof if such obligations could not reasonably be expected to have a Material Adverse Effect; or (E) Guaranties of Subsidiaries’ Indebtedness that do not exceed $1,000,000 in the aggregate and incurred in the ordinary course of business; and
(xiv) Reimbursement obligations to Bank of America, N.A. with respect to the letters of credit listed on Schedule 7.2(c).
(d) Restricted Payments. The Issuers shall not pay, make, declare, or authorize any Restricted Payment, redeem any Issuers’ common stock or redeem, refinance, or otherwise dispose of or acquire any Issuers’ preferred stock other than: (i) reasonable compensation paid to employees, officers, and directors in the ordinary course of business and consistent with prudent business practices; (ii) dividends to shareholders of any Issuer or dispositions to preferred shareholders of any Issuer declared as of the last day of a calendar quarter and paid in the immediately following calendar quarter and redemptions of common stock of any Issuer on a the last day of a calendar quarter, provided that (A) no revolving loans are outstanding under the Senior Credit Agreement on the date such dividends and dispositions are declared and made and on the date such redemptions are made and (B) the aggregate amount of such dividends, dispositions, or redemptions (together with any other dividends, dispositions, and redemptions paid to shareholders of any Issuer during the 12 months ending on the such date) do not exceed (1) 50 percent of the Continuing Business Net Income for the 12 months ending on such date when the Debt to Tangible Net Worth Ratio is equal to or greater than 2.50 to 1.00 on such date, and (2) 100 percent of the Continuing Business Net Income for the 12 months ending on such date when the Debt to Tangible Net Worth Ratio is less than 2.50 to 1.00 on such date; (iii) conversion of preferred stock of Issuer to common stock of Issuer and (iv) any Subsidiary of the Issuer may declare and pay dividends to the Issuer.
(e) Investments; Purchase of Assets. The Issuers shall not make or maintain any Investments, or purchase or otherwise acquire any material amount of assets, other than:
(i) Purchases of Inventory in the ordinary course of business;
(ii) Purchases of intellectual property that do not exceed $5,000,000 in the aggregate;
(iii) Normal trade credit extended in the ordinary course of business and consistent with prudent business practice;
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(iv) Capital Expenditures allowed under Section 7.2(l) of this Agreement;
(v) Investments in development of new product lines that are permitted under Section 7.2(i) of this Agreement;
(vi) Investment in Subsidiaries listed on Schedule 7.2(c) and Investments in Subsidiaries engaged exclusively in the Continuing Business made after the Closing Date that do not exceed $5,000,000 in the aggregate;
(vii) Investment in joint ventures engaged exclusively in the Continuing Business made after the Closing Date that do not exceed $5,000,000;
(viii) Loans and advances to officers and employees for salary, travel expenses, commissions and similar items in the ordinary course of business in the aggregate amount at any one time outstanding not to exceed $500,000;
(ix) Payables permitted under Section 7.2(g) of this Agreement;
(x) The endorsement of instruments for collection or deposit in the ordinary course of business;
(xi) Stock or obligations issued to Issuer by any person (or the representative of such person) in respect of debt or other trade obligations of such person owing to Issuer in connection with the insolvency, bankruptcy, receivership or reorganization of such person or a composition, readjustment or settlement of the debts of such person or in respect of a settlement of a dispute with such person;
(xii) Investments in existence on the Closing Date set forth on Schedule 7.2(c);
(xiii) Securities, instruments or other Investments that Issuer may acquire in connection with any disposition permitted hereunder; provided that such securities, instruments or other Investments shall constitute not more that 25 percent of the purchase price;
(xiv) Contingent obligations to the extent permitted under Section 7.2(c)(xiii);
(xv) Foreign currency hedging agreements entered into in the ordinary course of business for non-speculative purposes in an aggregate amount not to exceed $1,000,000;
(xvi) Loans to Subsidiaries of Issuer that are to be repaid within five Business Days of being made in an aggregate amount not to exceed $8,000,000;
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(xvii) Investments not otherwise permitted hereunder not to exceed $1,000,000 at any one time, provided that no Default or Event of Default has occurred at the time of such Investments or would result therefrom; or
(xviii) Maintenance of deposits with Bank of the West or Investments in cash equivalents.
(f) Obligations Relating to Guaranties. The Issuers shall not create, incur, assume or permit to exist any obligations arising under Guaranties except (i) by endorsement of instruments or items of payment for deposit to the general account of the Issuers, and (ii) for obligations arising under Guaranties incurred for the benefit of the Issuers if the primary obligation is expressly permitted by this Agreement.
(g) Transactions with Affiliates. The Issuers shall not directly or indirectly enter into any purchase, sale, lease, sale-leaseback, or other transaction with any Affiliate, except transactions in the ordinary course of business on terms that are no less favorable to the Issuers than those that might be obtained at the time in a comparable arm’s-length transaction with any Person that is not an Affiliate, provided, however, that the Issuers (i) may in any event enter into employment and severance arrangements with their respective officers and employees in the ordinary course of business, (ii) may engage in transactions with Affiliates expressly permitted in Section 7.2 hereof, (iii) may pay customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, and employees in the ordinary course of business and (iv) may incur the Obligations under this Agreement and the other Purchase Documents.
(h) Fiscal Year and Accounting Changes. The Issuers shall not (i) change its fiscal year, or (ii) make any significant change (A) in accounting treatment and reporting practices (except as permitted by GAAP), or (B) in tax reporting treatment (except as required by law).
(i) Operations. The Issuers shall not engage in any activity or introduce any major product that is substantially different from or unrelated to the present business activities or products of the Issuers (other than any activities or products that are complimentary or ancillary to the present Business activities or products of the Issuers), or discontinue any portion of the Issuers’ present business activities (other than the Business) that constitutes a substantial portion thereof.
(j) Prohibition on Change in Control. The Issuers shall not undergo a Change in Control.
(k) Subsidiaries. The Issuers shall not create or acquire any Subsidiary unless such Subsidiary is organized under the laws of the United States and becomes a party to and bound by, as a Co-Issuer, this Agreement.
(l) Capital Expenditures. The Issuers shall not make Capital Expenditures in any calendar year in excess of $1,500,000 in the aggregate (the “Capital Expenditure Limitation”); provided, that in the event any Issuer does not expend the entire Capital Expenditure Limitation in any calendar year, such Issuer may carry forward 50 percent of such un-expended amount to the immediately succeeding calendar year. All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous calendar year, if any, provided that notwithstanding anything herein to the contrary, such Issuer shall not be entitled to carry forward any unutilized Capital Expenditure Limitation for more than one year.
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ARTICLE 8
EVENTS OF DEFAULT
8.1 Event of Default. Any of the following shall constitute an “Event of Default”:
(a) Non-Payment. The Issuers shall fail to pay any amount of principal (and such failure is not cured within three days) owed pursuant to the Notes when due, or the Issuers shall fail to pay any other amount payable by the Issuers under this Agreement or any other the Purchase Document when due (and such failure is not cured within 30 days); or
(b) Representation or Warranty. Any representation or warranty made by the Issuers under or in connection with this Agreement or any Purchase Document shall prove to have been incorrect in any material respect when made; or
(c) Specific Defaults. The Issuers shall fail to perform or observe (i) any covenant set forth in Section 7.1(a), Section 7.1(e) or Section 7.2, or (ii) any other covenant, obligation or term hereunder or under any of the Purchase Documents and such failure is not cured within 30 days of the earlier of the Requisite Purchasers’ written notice thereof or the Issuers becoming aware of such failure; or
(d) Cross Default. The Issuers shall (i) fail to pay when due (after any applicable grace period) any amount payable in respect of any Indebtedness (including undrawn, committed, or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 in principal amount, unless the amount in question is subject to a bona fide dispute by such Issuer and has not been determined by a court, arbitrator, or other finder of fact to be owed by such Issuer, or (ii) fail to observe or perform (after any applicable notice or grace period) any term, covenant, or agreement evidencing or securing such Indebtedness, and the effect of such failure to observe or perform is to cause the acceleration of the maturity of such Indebtedness; provided, however, that no “Event of Default” which may occur under the Senior Credit Documents shall serve as a basis for the occurrence of an Event of Default hereunder unless the Senior Lender thereunder has accelerated the obligations under such Senior Loan Documents; or
(e) Insolvency; Voluntary Proceedings. The Issuers shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by such Issuer in any jurisdiction seeking to adjudicate such Issuer bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of such Issuer or such Issuer’s debt under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for such Issuer for such part of such Issuer’s property as in the opinion of the Requisite Purchasers is a substantial part; or any such proceeding shall be instituted against such Issuer that is not dismissed within 60 days after the institution thereof, or such Issuer shall take any corporate action to authorize any of the actions set forth above in this Section 8.1(e); or any Governmental Authority shall declare or take any action that operates as a moratorium on the payment of debts of such Issuer; or
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(f) Judgments. A judgment or order for the payment of money in excess of $1,000,000 shall be entered against the Issuers or any of their Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of Issuer or any of its Subsidiaries that in the aggregate exceeds $1,000,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $100,000 in the aggregate, and such judgment, order, warrant, or process shall continue undischarged or unstayed or unbonded for 60 days; or
(g) Material Adverse Effect. Any occurrence or event that has a Material Adverse Effect; or
(h) Purchase Documents. Any material provision of any Purchase Document shall for any reason cease to be valid and binding on or enforceable against any Issuer party thereto or any Issuer shall so state in writing or bring an action to limit its obligations or liabilities thereunder.
8.2 Consequences of Event of Default.
(a) Bankruptcy and Cross-Acceleration. If an Event of Default specified in Section 8.1(e) hereof shall occur, the Accreted Value of the Notes and all other liabilities of the Issuers to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.
(b) Other Defaults. If any other Event of Default shall occur, Requisite Purchasers may at their option, by written notice to the Issuers, declare the entire unpaid balance of the Notes, and interest accrued thereon and all other liabilities of the Issuers hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.
(c) Default Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the Notes may at their option upon the election of the Requisite Purchasers, by written notice to the Issuers, declare, to the extent permitted by applicable law, that interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes shall accrue at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1 hereof) plus 200 basis points.
(d) Rights Not Exclusive. The rights provided for in this Agreement and the other Purchase Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
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ARTICLE 9
MISCELLANEOUS
9.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Issuers may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder and (b) Purchasers shall have the right to assign their rights hereunder and under the Notes in accordance with Article 6 hereof.
9.2 Modifications and Amendments. This Agreement may be amended, and the Issuers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Issuers shall obtain the prior written consent of the Requisite Purchasers to such amendment, action or omission to act; provided, however, that without the prior written consent of each Purchaser affected thereby, no such agreement shall (a) decrease the principal amount of, or, except as provided in Section 3.2 hereof, extend the maturity date of any Note, decrease the rate of interest on any Note (provided that a waiver of default interest shall not be deemed to decrease the rate of interest), or decrease the amount payable by the Issuers in respect of the mandatory or optional redemption of any Note, (b) effect any waiver, amendment or modification that by its terms changes the amount or allocation of, or postpone or delay any date fixed for, any payment of principal, interest, fees or other amounts due to Purchasers pursuant to the Notes or any other Purchase Document, (c) amend the provisions of this Section 9.2 or the definition of the term “Requisite Purchasers”, or (d) discharge the Issuers from their respective obligations under any Purchase Document. Each holder of a Note outstanding at the time of consent or times thereafter shall be bound by any consent authorized by this Section, whether or not such Note shall have been marked to indicate such consent.
9.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Purchasers or any holder of Notes would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.
9.4 Reimbursement of Expenses. The Issuers upon demand shall pay or reimburse Purchasers for all reasonable fees and expenses incurred or payable by Purchasers (including, without limitation, reasonable fees and expenses of (x) not more than one firm of special counsel for Purchasers or (y) if such special counsel determines in good faith that such joint representation would constitute a conflict of interest, then not more than the number of firms of special counsel required to cure such conflict of interest), from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (c) arising in connection with the enforcement of this Agreement or collection of the Notes. The amounts owed by the Issuers pursuant to this Section shall be paid by the Issuers in the ordinary course of the Issuers’ business after the Purchasers bill the Issuers for such amounts, or on December 31, 2012, whichever occurs first.
Note Purchase Agreement

9.5 Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.
9.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:
to the Issuers:
Nautilus, Inc.
16400 S.E. Nautilus Drive
Vancouver, WA 98683
Attn: Alec Anderson
Email: aanderson@nautilus.com
with a copy (which shall not constitute notice to the Issuers) to:
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attn: Jocelyn Hirsch
Email: Jocelyn.Hirsch@kirkland.com
to Purchasers:
As set forth on Annex A
or in accordance with any subsequent written direction from a party to the other parties. All such notices and other communications shall, except as otherwise expressly herein provided, be effective: upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.
9.7 Survival. All representations, warranties, covenants and agreements of the Issuers contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes and, except as otherwise provided herein, shall continue in full force and effect so long as any Note is outstanding and until payment in full of all of the Obligations hereunder or thereunder (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted). All obligations relating to indemnification or the reimbursement of expenses hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.
Note Purchase Agreement

9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
9.9 Jurisdiction; Consent to Service of Process.
(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT PURCHASERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST THE ISSUER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY NEW YORK STATE COURT OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Note Purchase Agreement

9.10 Jury Trial Waiver. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
9.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.
9.12 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
9.13 Indemnity. Each Issuer agrees to indemnify and hold harmless Purchasers, as well as Purchasers’ shareholders, directors, officers, agents, attorneys, Subsidiaries, and Affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions, or causes of action, whether statutorily created or under the common law, all reasonable out-of-pocket costs and expenses (including, without limitation, attorneys’ fees), and all other liabilities whatsoever that at any time or times shall be incurred, suffered, sustained, or required to be paid by any such indemnified Person (except any of the foregoing to the extent that they result from the bad faith, gross negligence or willful misconduct of any indemnified Person) on account of, in relation to, or in any way in connection with any of the arrangements or transactions contemplated by, associated with, or ancillary to this Agreement, any of the other Purchase Documents, or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time. In any investigation, proceeding, or litigation, or the preparation therefor, Purchasers shall select their own counsel and, in addition to the foregoing indemnity, each Issuer agrees to pay promptly the reasonable out-of-pocket fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, each Issuer shall be entitled to participate in such proceeding or litigation with counsel of such Issuer’s choice at such Issuer’s own expense, provided that such counsel shall be satisfactory to Purchasers, in Purchasers’ reasonable discretion. The provisions of this Section 9.13 of this Agreement shall survive payment (or satisfaction of payment) of all amounts owing with respect to the Notes or any other Purchase Document.
9.14 Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.
Note Purchase Agreement

9.15 Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.
9.16 Subordination. THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT, TO THE INDEBTEDNESS AND OTHER LIABILITIES OWED BY THE ISSUERS UNDER AND PURSUANT TO THE SENIOR CREDIT DOCUMENTS, AND EACH PURCHASER HEREUNDER, BY ITS ACCEPTANCE HEREOF, ACKNOWLEDGES AND AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.
9.17 Confidentiality. Each of the Purchasers shall maintain in confidence in accordance with its customary procedures for handling confidential information and not disclose to any Person, all written or oral information that the Issuers or any of their Subsidiaries or any of their authorized representatives, furnishes to the Purchasers (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by any Purchaser of its obligations hereunder or that is or becomes available to such Purchaser from a source other than the Issuers or any of their Subsidiaries, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that each Purchaser shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:
(a) Its Affiliates and to its and its Affiliates’ directors, officers, trustees, partners, employees, agents, attorneys, professional consultants, portfolio management services (which services may be performed in the ordinary course of such Purchaser’s business as a financial institution by employees of such Purchaser’s Affiliates on a need-to-know basis, provided such employees agree to keep such information confidential on the terms set forth in this Section 9.17) and rating agencies;
(b) any other Purchaser;
(c) any Person to which such Purchaser offers to sell any Note or any part thereof or interest or participation therein (provided such Person agrees to keep such information confidential on the terms set forth in this Section 9.17);
(d) any federal or state regulatory authority or examiner, or any insurance industry association, regulating or having jurisdiction over such Purchaser (upon prior written notice to the Issuers to the extent reasonably practicable and not prohibited by law or court order, so that the Issuers may, at their sole cost and expense, contest such disclosure or seek confidential treatment thereof; and provided that, with respect to disclosures to insurance industry agents, commercially reasonable efforts shall have been made to obtain the agreement of the party to whom such Confidential Information is being disclosed to be bound by the provisions of this Section 9.17); and
Note Purchase Agreement

(e) any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation with respect to this Agreement or the other Purchase Documents to which such Purchaser is a party, or (iv) in connection with the enforcement of the rights and remedies of the Purchasers under this Agreement and the other Purchase Documents at any time when an Event of Default shall have occurred and be continuing (with respect to clauses (i), (ii) and (iii) of this Section 9.17(e)), in each case upon prior written notice to the Issuers to the extent reasonably practicable and not prohibited by law or court order, so that the Issuers may, at their sole cost and expense, contest such disclosure or seek confidential treatment thereof.
In any event, however, the Issuers and each Purchaser may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any Purchaser relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby.
9.18 Waiver of Consequential Damages. To the fullest extent permitted by applicable law, each Issuer hereby agrees not to assert, and each Issuer hereby waives, any claim against any indemnitee under Section 9.13 of this Agreement on any theory of liability for special damages, indirect damages, consequential damages, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Purchase Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note, or the use of the proceeds thereof.
9.19 Payments Set Aside. To the extent any payments in respect of the Notes (including, but not limited to, any proceeds received by the Purchasers as a result of any enforcement proceeding or setoff), or any part thereof, subsequently are invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any law or equitable cause, then, to the extent of such repayment (including any such repayment made voluntarily by the Purchasers in their reasonable discretion), the Notes or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and the Purchasers’ rights, powers, and remedies under this Agreement and the Purchase Documents shall continue in full force and effect, as if such payment had not been made, or such enforcement proceeding or setoff had not occurred. In such event, each Purchase Document automatically shall be reinstated and the Issuers shall take such action as reasonably may be requested by the Purchasers to effect such reinstatement.
9.20 No Duties Among Purchasers. Notwithstanding anything to the contrary contained herein or in any other Purchase Document, including, without limitation, the Subordination Agreement, no Purchaser shall owe any duty, fiduciary or otherwise, to any other Purchaser.
Note Purchase Agreement

SIGNATURE PAGE TO
NOTE PURCHASE AGREEMENT
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ISSUER: NAUTILUS, INC., a Washington corporation
By:	/s/ Kenneth Fish
Name:	Kenneth Fish
Title:	Chief Financial Officer
Note Purchase Agreement

S-1

SIGNATURE PAGE TO
NOTE PURCHASE AGREEMENT

PURCHASER: Sherborne Strategic Fund A, LLC
By:	/s/ Craig L. McKibben
Name:	Craig L. McKibben
Title:	Managing Director,
Sherborne Investors LP as Managing Member
Note Purchase Agreement

SIGNATURE PAGE TO
NOTE PURCHASE AGREEMENT

PURCHASER: Sherborne Strategic Fund B, LLC
By:	/s/ Craig L. McKibben
Name:	Craig L. McKibben
Title:	Managing Director,
Sherborne Investors LP as Managing Member
Note Purchase Agreement

SIGNATURE PAGE TO
NOTE PURCHASE AGREEMENT

PURCHASER: Nottingham Investors LLC
By:	/s/ Craig L. McKibben
Name:	Craig L. McKibben
Title:	Managing Director,
Sherborne Investors LP as Managing Member

Note Purchase Agreement

ANNEX A
TO
NOTE PURCHASE AGREEMENT
Purchaser and Payment Information
INVESTMENT INFORMATION:

		Pro Rata
	Pro Rata	Portion of
Purchaser	Investment	the Notes
Sherborne Strategic Fund A, LLC	8.51%	$425,600.00
Sherborne Strategic Fund B, LLC	12.85%	642,550.00
Nottingham Investors LLC	78.64%	3,931,850.00

	100.00%	$5,000,000.00

Notices for each of the Purchasers should be sent to such Purchaser at the following address:
c/o Sherborne Investors LP
135 East 57th Street
New York, NY 10022
Annex A to
Note Purchase Agreement

Payment and Notice Instructions

Schedule 5.5
Litigation
None.

Schedule 7.2(a)
Liens
1.

FILE NUMBER
	&			COLLATERAL
FILING TYPE	DATE	DEBTOR	SECURED PARTY	DESCRIPTION
UCC	200631958040 11/15/06	NAUTILUS, INC. 16400 SE NAUTILUS DR. Vancouver, WA	NMHG Financial Services, Inc. 10 Riverview Drive Danbury, CT	Leased equipment.

UCC	200632676363 11/22/06	NAUTILUS, INC. 16400 SE NAUTILUS DR. Vancouver, WA	Raymond Leasing Corporation 20 S. Canal Street Greene, NY	Specific equipment.

UCC	200632676370 11/22/06	Nautilus, Inc. 16400 SE NAUTILUS DR Vancouver, WA	Raymond Leasing Corporation 20 S. Canal Street Greene, NY	Specific equipment.

UCC	200633800866 12/1/06	Nautilus, Inc. 16400 SE NAUTILUS DR Vancouver, WA	Raymond Leasing Corporation 20 S. Canal Street Greene, NY	Specific equipment.

UCC	200719346035 7/12/07	NAUTILUS INC 16400 SE NAUTILUS DR. Vancouver, WA	US Bancorp 1310 Madrid Street Marshall, MN	For informational purposes: Specific equipment.

UCC	200719346042 7/12/07	NAUTILUS INC 16400 SE NAUTILUS DR. Vancouver, WA	US Bancorp 1310 Madrid Street Marshall, MN	For informational purposes: Specific equipment.

UCC	200720065482 7/19/07	NAUTILUS INC 16400 SE NAUTILUS DR. Vancouver, WA	US Bancorp 1310 Madrid Street Marshall, MN	For informational purposes: Specific equipment.

UCC	200724802953 9/5/07	NAUTILUS INC 16400 SE NAUTILUS DR. Vancouver, WA	US Bancorp 1310 Madrid Street Marshall, MN	For informational purposes: Specific equipment.

UCC	200730683140 11/2/07	Nautilus, Inc. 16400 SE NAUTILUS DR Vancouver, WA	Raymond Leasing Corporation 20 S. Canal Street Greene, NY	Specific equipment.

UCC	200801177264 1/11/08	NAUTILUS INC 16400 SE NAUTILUS DR. Vancouver, WA	US Bancorp 1310 Madrid Street Marshall, MN	For informational purposes: Specific equipment.

UCC	200804573155 2/14/08	NAUTILUS INC 16400 SE NAUTILUS DR. Vancouver, WA	US Bancorp 1310 Madrid Street Marshall, MN	For informational purposes: Specific equipment.

UCC	200819299651 7/10/08	Nautilus, Inc. 16400 SE Nautilus Dr Vancouver, WA	ABS Finance PO BOX 609 CEDAR RAPIDS, IA	For informational purposes: Leased equipment.

FILE NUMBER
	&			COLLATERAL
FILING TYPE	DATE	DEBTOR	SECURED PARTY	DESCRIPTION
UCC	200820427944 7/22/08	Nautilus Inc. 16400 SE Nautilus Dr Vancouver, WA	CIT Technology Financing Services, Inc. 10201 Centurion Parkway North Suite 100 Jacksonville, FL	For informational purposes: Leased equipment.

Additional Secured Party:
ABS Finance 7440 SW Bonita Rd Portland, OR

UCC	200903519672 2/4/09	Nautilus, Inc. 709 Power House Road Independence, VA	Wells Fargo Bank, N.A. 300 Tri State International Ste 400 Lincolnshire, IL	Specific equipment.

UCC	200903628251 2/5/09	Nautilus, Inc. 709 Powerhouse Rd Independence, VA	Virginia Business Systems Inc. PO Box 609 Cedar Rapids, IA	Leased equipment.

UCC	201006776207 03/08/2010	Nautilus, Inc 16400 SE Nautilus Drive Vancouver, WA	Bank of the West 222 SW Columbia Street, Suite 1200 Portland, OR	All assets of Debtor, whether or not owed or acquired.

UCC	201018384704 07/01/2010	Nautilus, Inc 16400 SE Nautilus Drive Vancouver, WA	GE Money Bank 170 Election Road, Suite 125 Draper, UT	Lien pursuant to the Private Label Consumer Credit Card Program Agreement
2.	Letter of Credit in the amount of $1,945,386 issued by Bank of America

Schedule 7.2(c)
Indebtedness
1.	Indebtedness evidenced by Senior Credit Documents

2.	Letter of Credit in the amount of $1,945,386 issued by Bank of America